Exhibit 99.1

SANGOMA TECHNOLOGIES CORPORATION

OMNIBUS EQUITY INCENTIVE PLAN

DECEMBER 13, 2022

1

Article 1 PURPOSE		1
1.1	Purpose	1

Article 2 INTERPRETATION		1
2.1	Definitions	1
2.2	Interpretation	8

Article 3 ADMINISTRATION		9
3.1	Administration	9
3.2	Delegation to Committee	10
3.3	Determinations Binding	10
3.4	Eligibility	10
3.5	Plan Administrator Requirements	10
3.6	Total Shares Subject to Awards	10
3.7	Limits on Grants of Awards	11
3.8	Award Agreements	11
3.9	Non-transferability of Awards	11

Article 4 OPTIONS		12
4.1	Granting of Options	12
4.2	Exercise Price	12
4.3	Term of Options	12
4.4	Vesting and Exercisability	12
4.5	Payment of Exercise Price	12

Article 5 RESTRICTED SHARE UNITS		13
5.1	Granting of RSUs	13
5.2	RSU Account	14
5.3	Vesting of RSUs	14
5.4	Settlement of RSUs	14

Article 6 PERFORMANCE SHARE UNITS		15
6.1	Granting of PSUs	15
6.2	Terms of PSUs	15
6.3	Performance Goals	15
6.4	PSU Account	15
6.5	Vesting of PSUs	15
6.6	Settlement of PSUs	15

Article 7 DEFERRED SHARE UNITS		16
7.1	Granting of DSUs	16
7.2	DSU Account	17
7.3	Vesting of DSUs	17
7.4	Settlement of DSUs	18

Article 8 ADDITIONAL AWARD TERMS		18
8.1	Dividend Equivalents	18
8.2	Blackout Period	19
8.3	Withholding Taxes	19
8.4	Recoupment	19

Article 9 TERMINATION OF EMPLOYMENT OR SERVICES		20
9.1	Termination of Employee, Consultant or Director	20
9.2	Discretion to Permit Acceleration	21

Article 10 EVENTS AFFECTING THE CORPORATION		21
10.1	General	21
10.2	Change in Control	21
10.3	Reorganization of Corporation’s Capital	22
10.4	Other Events Affecting the Corporation	23

1

10.5	Immediate Acceleration of Awards	23
10.6	Issue by Corporation of Additional Shares	23
10.7	Fractions	23

Article 11 U.S. TAXPAYERS		23
11.1	Provisions for U.S. Taxpayers	23
11.2	ISOs	24
11.3	ISO Grants to 10% Shareholders	24
11.4	$100,000 Per Year Limitation for ISOs	24
11.5	Disqualifying Dispositions	24
11.6	Section 409A of the Code	25
11.7	Section 83(b) Election	26
11.8	Application of Article 11 to U.S. Taxpayers	26

Article 12 AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN		26
12.1	Amendment, Suspension, or Termination of the Plan	26
12.2	Shareholder Approval	26
12.3	Permitted Amendments	27

Article 13 MISCELLANEOUS		28
13.1	Legal Requirements and Other Considerations	28
13.2	No Other Benefit	28
13.3	Rights of Participant	28
13.4	Corporate Action	28
13.5	Conflict	28
13.6	Anti-Hedging Policy	29
13.7	Participant Information	29
13.8	Participation in the Plan	29
13.9	International Participants	29
13.10	Successors and Assigns	29
13.11	General Restrictions on Assignment	29
13.12	Severability	29
13.13	Notices	30
13.14	Electronic Delivery	30
13.15	Effective Date	30
13.16	Governing Law	30
13.17	Submission to Jurisdiction	30

Schedule A ELECTION NOTICE	1
Schedule B ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS	1
Schedule C ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS (U.S. TAXPAYERS)	1

2

SANGOMA TECHNOLOGIES CORPORATION

OMNIBUS EQUITY INCENTIVE PLAN

Article 1

PURPOSE

1.1	Purpose

The purpose of this Plan is to provide the Corporation with a share-related mechanism to attract, retain and motivate qualified Directors, Employees and Consultants of the Corporation and its subsidiaries, to reward such of those Directors, Employees and Consultants as may be granted Awards under this Plan by the Board from time to time for their contributions toward the long term goals and success of the Corporation and to enable and encourage such Directors, Employees and Consultants to acquire Shares as long term investments and proprietary interests in the Corporation.

Article 2

INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” means any entity that is an “affiliate” for the purposes of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators, as amended from time to time;

“Award” means any Option, Restricted Share Unit, Performance Share Unit or Deferred Share Unit granted under this Plan which may be denominated or settled in Shares, cash or in such otherform as provided herein;

“Award Agreement” means a signed, written agreement between a Participant and the Corporation, in the form or any one of the forms approved by the Plan Administrator, evidencingthe terms and conditions on which an Award has been granted under this Plan (including written or other applicable employment agreements) and which need notbe identical to any other such agreements;

“Blackout Period” means a period of time, whether routine or special, as determined by the Corporation’s Board in accordance with its insider trading policy, during which designated Participants are restricted from trading in the Corporation’s securities.

“Board” means the board of directors of the Corporation as it may be constituted from time to time;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercialbanks in the City of Toronto are open for commercial business during normal banking hours;

“Canadian Taxpayer” means a Participant that is resident of Canada for purposes of the Tax Act;

“Cash Fees” has the meaning set forth in Subsection 7.1(a);

“Cashless Exercise” has the meaning set forth in Subsection 4.5(b);

“Cause” means, with respect to a particular Participant:

(a)	“cause” (or any similar term) as such term is defined in the employment or other written agreement between the Corporation or a subsidiary of the Corporation and the Participant;

(b)	in the event there is no written or other applicable employment or other agreement between the Corporation or a subsidiary of the Corporation and the Participant or “cause” (or any similar term) is not defined in such agreement, “cause” as such term is defined in the Award Agreement; or

(c)	in the event neither (a) nor (b) applies, then: for a non-U.S. Taxpayer, “cause” as such term is defined by applicable law or, if not so defined, such term shall refer to circumstances where (i) an employer may terminate an individual’s employment without notice or pay in lieu thereof, or (ii) the Corporation or any subsidiary thereof may terminate the Participant’s contract without notice or without pay in lieu thereof or other termination fee; and for a U.S. Taxpayer, “cause” means:

(i)	the commission by the U.S. Taxpayer of an act of malfeasance, dishonesty, fraud, or breach of trust against the Corporation or any subsidiary, or any of their respective employees, officers, directors, contractors, clients, or suppliers;

(ii)	the breach by the U.S. Taxpayer of any of their obligations under any agreement between the U.S. Taxpayer and the Corporation or any subsidiary;

(iii)	the U.S. Taxpayer’s failure to comply with the written policies of the Corporation or any subsidiary that are applicable to the U.S. Taxpayer;

(iv)	the U.S. Taxpayer’s failure, neglect, or refusal to perform their duties or to follow the lawful written directions of their supervisor (including any applicable board of directors or similar body, or committee thereof);

(v)	the U.S. Taxpayer’s conviction of, or plea of guilty or no contest to, any crime involving moral turpitude or any felony;

(vi)	any act or omission by the U.S. Taxpayer that is, or is reasonably likely to be, injurious to the financial condition or business reputation of the Corporation or any subsidiary, or that otherwise is injurious to the employees, officers, directors, contractors, clients, or suppliers of the Corporation or any subsidiary;

(vii)	the inability of the U.S. Taxpayer to perform the essential functions of their job or position due to their physical or mental disability, disease, or impairment after being provided with any reasonable accommodation required under applicable law;

(viii)	the U.S. Taxpayer’s use of an illegal drug or, without a proper prescription, the use of any controlled substance, or the U.S. Participant’s abuse of any legally prescribed drug, or

(ix)	the inability of the U.S. Taxpayer, as a result of repeated alcohol use, to perform the duties and/or responsibilities of their position;

“Change in Control” means the occurrence of any one or more of the following events:

(a)	any transaction at any time and by whatever means pursuant to which any Person or any group of two (2) or more Persons acting jointly or in concert (other than theCorporation or a subsidiary of the Corporation) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Securities Act (Ontario)) of, or acquires the right to exercise Controlor direction over, securities of the Corporation representing more than 50% of the then issued and outstanding voting securities of the Corporation, including, withoutlimitation, as a result of a take-over bid, an exchange of securities, an amalgamationof the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)	the sale, assignment or other transfer of all or substantially all of the consolidated assets of the Corporation to a Person other than a subsidiary of the Corporation;

(c)	the dissolution or liquidation of the Corporation, other than in connection with thedistribution of assets of the Corporation to one or more Persons which were subsidiaries of the Corporation prior to such event;

(d)	the occurrence of a transaction requiring approval of the Corporation’s shareholderswhereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise byany other Person (other than a short form amalgamation or exchange of securities with a subsidiary of the Corporation or transaction);

(e)	any other event which the Board determines to constitute a change in control of the Corporation; or

(f)	individuals who comprise the Board as of the last annual meeting of shareholders of the Corporation (the “Incumbent Board”) for any reason cease to constitute at least a majority of the members of the Board, unless the election, or nomination for election by the Corporation’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and in that case such new director shall be considered as a member of the Incumbent Board;

provided that, notwithstanding clauses (a), (b), (c) and (d) above, a Change in Control shall be deemed not to have occurred if immediately following the transaction set forth in clauses: (a), (b), (c) or (d) above (A) the holders of securities of the Corporation that immediately prior to the consummation of such transaction represented more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Corporation hold (x) securities of the entity resulting from such transaction (including, for greater certainty, the Person succeeding to assets of the Corporation in a transaction contemplated in clause (b) above) (the “Surviving Entity”) that represent morethan 50% of the combined voting power of the then outstanding securities eligible to votefor the election of directors or trustees (“voting power”) of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity, and (B) no Person or group of two (2) or more Persons, acting jointly or in concert, is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to asa “Non- Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Corporation” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if suchentity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

Notwithstanding the foregoing, for purposes of any Award granted to a U.S. Taxpayer that is not exempt from Section 409A of the Code, and constitutes “deferred compensation” (within the meaning of Section 409A of the Code), the payment of which is triggered by or would be accelerated upon a Change in Control, a transaction will not be deemed a Change in Control for such Awardunless the transaction qualifies as “a change in control event” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A- 3(i)(5)(i).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder;

“Committee” has the meaning set forth in Section 3.2;

“Consultant” means any individual or entity engaged by the Corporation or any subsidiary of the Corporation to render consulting or advisory services (including as a director or officer of any subsidiary of the Corporation), other than as an Employee or Director, and whether or not compensated for such services;

“Control” means the relationship whereby a Person is considered to be “controlled” by a Person if:

(a)	when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person, directly or indirectly, of voting securities or other interests in such corporation entitling the holder to exercise control and direction infact over the activities of such corporation;

(b)	when applied to the relationship between a Person and a partnership, limited partnership, trust or joint venture, means the contractual right to direct the affairs of the partnership, limited partnership, trust or joint venture; and

(c)	when applied in relation to a trust, the beneficial ownership at the relevant time ofmore than 50% of the property settled under the trust, and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who controls a corporation, partnership, limited partnership or joint venture will be deemed to Control a corporation, partnership, limited partnership, trust or joint venture which is Controlled by such Person and so on;

“Corporation” means Sangoma Technologies Corporation;

“Date of Grant” means, for any Award, the date specified by the Plan Administrator at the time it grants the Award or if no such date is specified, the date upon which the Award was granted; provided that the Date of Grant for an Option granted to a U.S. Taxpayer shall be the date that the Plan Administrator completes the corporate action constituting an offer of Shares for sale to a U.S. Taxpayer under the terms and conditions of the Option, and such corporate action shall not be considered complete until the date on which the maximum number of Shares that can be purchased under the Option and the exercise price are fixed or determinable;

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 7;

“Director” means a director of the Corporation who is not an Employee;

“Director Fees” means the total compensation (including annual retainer and meeting fees, if any) paid by the Corporation to a Director in a calendar year for service on the Board;

“Disabled” or “Disability” means, with respect to a particular Participant:

(a)	“disabled” or “disability” (or any similar term) as such terms are defined in the employment or other written agreement between the Corporation or a subsidiary of the Corporation and the Participant;

(b)	in the event there is no written or other applicable employment or other agreement between the Corporation or a subsidiary of the Corporation and the Participant, or “disabled” or “disability” (or any similar term) is not defined in such agreement, “disabled” or“disability” as such terms is defined in the Award Agreement;

(c)	in the event neither (a) nor (b) applies, then the incapacity or inability of theParticipant, by reason of mental or physical incapacity, impairment, illness or disease (as determined by a legally qualified medical practitioner or by a court) that prevents the Participant from carrying out their normal and essential duties as an Employee, Director or Consultant for a continuous period of six (6) months or for any cumulative period of 180 days in any consecutive twelve (12) month period, the foregoing subject to and as determined in accordance with procedures established by the Plan Administrator for purposes of this Plan; or

(d)	notwithstanding the foregoing, for purposes of any Award granted to a U.S. Taxpayer that is not exempt from Section 409A of the Code, and constitutes “deferred compensation” (within the meaning of Section 409A of the Code), the payment of which is triggered by or would be accelerated upon a “disability,” a disability will not be deemed a Disability for such Award unless the “disability” qualifies as a “disability” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(4);

“Effective Date” means the effective date of this Plan, being [•], 2022;

“Elected Amount” has the meaning set forth in Subsection 7.1(a);

“Electing Person” means a Participant who is, on the applicable Election Date, a Director;

“Election Date” means the date on which the Electing Person files an Election Notice in accordance with Subsection 7.1(b);

“Election Notice” has the meaning set forth in Subsection 7.1(b);

“Employee” means an individual who:

(a)	is considered an employee of the Corporation or a subsidiary of the Corporation for purposes of source deductions under applicable tax or social welfare legislation; or

(b)	works full-time or part-time on a regular weekly basis for the Corporation or a subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a subsidiary of the Corporation over the details and methods of work as an employee of the Corporation or such subsidiary, and for greater certainty, includes any Executive Chairman of the Corporation.

“Exchange” means the TSX, the NASDAQ, and any other exchange on which the Shares are or may be listed from time to time;

“Exercise Notice” means a notice in writing, signed by a Participant and stating the Participant’s intention to exercise a particular Option;

“Exercise Price” means the price at which an Option Share may be purchased pursuant to the exercise of an Option;

“Expiry Date” means the expiry date specified in the Award Agreement for an Option (which shall not be later than the tenth anniversary of the Date of Grant) or, if not so specified, means the tenth anniversary of the Date of Grant;

“In the Money Amount” has the meaning given to it in Subsection 4.5(b);

“Insider” has the meaning given to such term in the TSX Company Manual, as such manual may be amended, supplemented or replaced from time to time;

“Market Price” at any date in respect of the Shares shall be the volume weighted average closing price of the Shares on the TSX, for the five (5) trading days immediately preceding the Date of Grant (or, if such Shares are not then listed and posted for trading on the TSX, on the Exchange on which the Shares are listed and posted for trading as may be selected for such purpose by the Board); provided that, for so long as the Shares are listed and posted for trading on the TSX, the Market Price shall not be less than the market price, as calculated under the policies of the TSX; and provided, further, that with respect to an Award made to a U.S. Taxpayer such Participant and the number of Shares subject to such Award shall be identified by the Board or the Committee prior to the start of the applicable five (5) trading day period. In the event that such Shares are not listed and posted for trading on any Exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion and, with respect to an Award made to a U.S. Taxpayer, in accordance with Section 409A of the Code.

“NASDAQ” means the Nasdaq Global Select Market.

“Option” means a right to purchase Shares under Article 4 of this Plan that is non-assignable and non- transferable, unless otherwise approved by the Plan Administrator;

“Option Shares” means Shares issuable by the Corporation upon the exercise of outstanding Options;

“Participant” means an Employee, Director or Consultant to whom an Award has been granted under this Plan;

“Participant’s Employer” means with respect to a Participant that is or was an Employee, the Corporation or such subsidiary of the Corporation as is or, if the Participant has ceased to be employed by the Corporation or such subsidiary of the Corporation, was the Participant’s Employer;

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a subsidiary of the Corporation, a division of the Corporation or a subsidiary of the Corporation, or an individual, or may be applied to the performance of the Corporation or a subsidiary of the Corporation relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator in its discretion;

“Performance Share Unit” or “PSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 6;

“Person” means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in their capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Omnibus Equity Incentive Plan, as may be amended from time to time;

“Plan Administrator” means the Board, or, to the extent that administration of this Plan has been delegated by the Board to the Committee pursuant to Section 3.2, the Committee;

“PSU Service Year” has the meaning given to it in Section 6.1;

“Restricted Share Unit” or “RSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 5;

“RSU Service Year” has the meaning given to it in Section 5.1;

“SEC” means the United States Securities and Exchange Commission;

“Section 409A of the Code” means Section 409A of the Code and all regulations, guidance, compliance programs, and other interpretive authority issued thereunder;

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Corporation or to which it is subject, including, but not limited to, the U.S. Securities Act and the U.S. Exchange Act;

“Security Based Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to Directors, Employees and/or Consultants, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

“Share” means one (1) common share in the capital of the Corporation as constituted on the Effective Date or any share or shares issued in replacement of such common share in compliance with Canadian law or other applicable law, and/or one share of any additional class of common shares in the capital of the Corporation as may exist from time to time, or after an adjustment contemplated by Article 10, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

“subsidiary” means an issuer that is Controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary, or any other entity in which the Corporation has an equity interest and is designated by the Plan Administrator, from time to time, for purposes of this Plan to be a subsidiary;

“Tax Act” has the meaning set forth in Section 4.5(d);

“Termination Date” means, subject to applicable law which cannot be waived:

(a)	in the case of an Employee whose employment with the Corporation or a subsidiary of the Corporation terminates, (i) the date designated by the Employee and the Corporation or a subsidiary of the Corporation in a written employment agreement or other agreement between the Employee and Corporation or a subsidiary of the Corporation, or (ii) if no written employment or other agreement exists, the date designated by the Corporation or asubsidiary of the Corporation, as the case may be, on which the Employee ceases to be an employee of the Corporation or the subsidiary of the Corporation, as the case may be, provided that, in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given; and in any event, the “Termination Date” shall be determined without including any period of reasonable notice that the Corporationor the subsidiary of the Corporation (as the case may be) may be required by law to provide to the Participant or any pay in lieu of notice of termination, severance pay or other damages paid or payable to the Participant;

(b)	in the case of a Consultant whose agreement or arrangement with the Corporation or a subsidiary of the Corporation, as the case may be, terminates, (i) the date that is designated by the Corporation or the subsidiary of the Corporation, as the “Termination Date” (or similar term) or expiry date in a written agreement between the Consultant and Corporation or a subsidiary of the Corporation, or (ii) if no such written agreement exists, the date designated by the Corporation or a subsidiary of the Corporation, as the case may be, on which the Consultant ceases to be a Consultant or a service provider to the Corporation or the subsidiary of the Corporation, as the case may be, or on which the Participant’s agreement or arrangement is terminated, provided that in the case of voluntary termination by the Participant of the Participant’s consulting agreement or other written arrangement, such date shall not be earlier than the date notice of voluntary termination was given; in any event, the “Termination Date” shall be determined without including any period of notice that the Corporation or the subsidiary of the Corporation (as the case may be) may be required by law to provide to the Participant or any pay in lieu of notice of termination, termination fees or other damages paid or payable to the Participant;

(c)	in the case of a Director, the date such individual ceases to be a Director, unless the individual continues to be a Participant in another capacity; and

(d)	in the case of an Award to a U.S. Taxpayer that is not exempt from Section 409A of the Code, and constitutes “deferred compensation” (within the meaning of Section 409A of the Code), the payment of which is triggered by or would be accelerated upon a termination of employment or other service relationship, for such purpose, a Participant’s “Termination Date” will be the date the Participant experiences a “separation from service” with the Corporation or a subsidiary of the Corporation within the meaning of Section 409A of the Code.

“TSX” means the Toronto Stock Exchange;

“U.S.” means the United States of America, its territories and possessions, any State of the United States of America, and the District of Columbia;

“U.S. Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder;

“U.S. Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder; and

“U.S. Taxpayer” shall mean a Participant who, with respect to an Award, is subject to taxation under the applicable U.S. tax laws.

2.2	Interpretation

(a)	Whenever the Plan Administrator exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and, other than with respect to Section 11.6(d), abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

Article 3

ADMINISTRATION

3.1	Administration

This Plan will be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants of Awards under this Plan may be made;

(b)	make grants of Awards under this Plan relating to the issuance of Shares (including any combination of Options, Restricted Share Units, Performance Share Units or Deferred Share Units) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants; or

(B)	Awards may be forfeited to the Corporation, including any conditions relating to the attainment of specified Performance Goals;

(iii)	the number of Shares to be covered by any Award;

(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(v)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(c)	establish the form or forms of Award Agreements;

(d)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisionsof this Plan;

(e)	construe and interpret this Plan and all Award Agreements;

(f)	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(g)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2	Delegation to Committee

(a)	The initial Plan Administrator shall be the Board.

(b)	To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of the Board (the “Committee”) all or any of the powers conferred on the Plan Administrator pursuant to this Plan, including the power to sub-delegate to any member(s) of the Committee or any specified officer(s) of the Corporation or its subsidiaries all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any sub-delegate to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Corporation, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Directors, Employees and Consultants are eligible to participate in this Plan, subject to Subsection 9.1(e). Participation in this Plan is voluntary and eligibility to participate does not confer upon any Director, Employee or Consultant any right to receive any grant of an Award pursuant to this Plan.The extent to which any Director, Employee or Consultant is entitled to receive a grant of an Award pursuant to this Plan will be determined in the sole and absolute discretion of the Plan Administrator.

3.5	Plan Administrator Requirements

Any Award granted under this Plan shall be subject to the requirement that, if at any time the Corporation shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of the Exchange and any securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised, as applicable, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Plan Administrator. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval. Participants shall, to the extent applicable, cooperate with the Corporation in complying with such legislation, rules, regulations and policies.

3.6	Total Shares Subject to Awards

(a)	Subject to adjustment as provided for in Article 10 and any subsequent amendment to this Plan, the aggregate number of Shares that may be issued from treasury pursuant to this Plan shall not exceed 10% of the Corporation’s total issued and outstanding Shares from time to time (calculated on a non-diluted basis). This Plan is considered an “evergreen” plan, since the Shares covered by Awards which have been exercised or terminated shall be available for subsequent grants under this Plan and the number of Awards available to grant increases as the number of issued and outstanding Shares increases.

(b)	To the extent any Awards (or portion(s) thereof) under this Plan are exercised, terminated or are cancelled for any reason prior to being exercised in full, or are surrendered to the Corporation by the Participant, except surrenders relating to the payment of the purchase price of any such Award or the satisfaction of the tax withholding obligations related to any such Award, any Shares subject to such Awards (or portion(s) thereof) shall be added back to the number of Shares reserved for issuance under this Plan and will again become available for issuance pursuant to the exercise of Awards granted under this Plan.

(c)	Any Shares issued by the Corporation through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company shall not reduce the number of Shares available for issuance pursuant to the exercise of Awards granted under this Plan.

3.7	Limits on Grants of Awards

Notwithstanding anything in this Plan:

(a)	the aggregate number of Shares:

(i)	issuable from treasury to Insiders at any time, under all of the Corporation’s Security Based Compensation Arrangements, shall not exceed 10% of the Corporation’s issued and outstanding Shares; and

(ii)	issued from treasury to Insiders within any one-year period, under all of the Corporation’s Security Based Compensation Arrangements, shall not exceed 10% of the Corporation’s issued and outstanding Shares.

(b)	(i) the Plan Administrator shall not make grants of Awards to Directors if, after giving effect to such grants of Awards, the aggregate number of Shares issuable from treasury to Directors, at the time of such grant, under all of the Corporation’s Security Based Compensation Arrangements would exceed 1% of the issued and outstanding Shares on a non-diluted basis, and (ii) within any one financial year of theCorporation, the aggregate fair market value on the Date of Grant of all Awards granted to any one Director under all of the Corporation’s Security Based Compensation Arrangements shall not exceed $150,000; provided that such limits shall not apply to (i) Awards taken in lieu of any cash retainer or director meeting fees and (ii) a one-time initial grant to a Director upon such Director joining the Board.

Except as set out in Section 3.7(a) above, there is no limit to the aggregate number of Shares to be issued to any one Participant.

3.8	Award Agreements

Each Award under this Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, any Award Agreement to a Participant granted an Award pursuant to this Plan.

3.9	Non-transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon the death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards or under this Plan whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon death of a Participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the Participant’s death.

Article 4

OPTIONS

4.1	Granting of Options

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Participant. The terms and conditions of each Option grant shall be evidenced by an Award Agreement.

4.2	Exercise Price

The Plan Administrator will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Market Price on the Date of Grant.

4.3	Term of Options

Subject to any accelerated termination as set forth in this Plan, each Option expires on its Expiry Date.

4.4	Vesting and Exercisability

(a)	The Plan Administrator shall have the authority to determine the vesting terms applicable to grants of Options.

(b)	Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the PlanAdministrator, or as may be otherwise set forth in any written employment agreement, Award Agreement or other written agreement between the Corporation or a subsidiary of the Corporation and the Participant. Each vested Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Option Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable.

(c)	Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Corporation.

(d)	The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in this Section 4.4, such as vesting conditions relating to the attainment of specified Performance Goals.

(e)	No Option holder who is resident in the U.S. may exercise Options for Option Shares unless the Option Shares issuable upon such exercise are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act and any other applicable U.S. Securities Laws. Notwithstanding the foregoing, the Corporation shall be under no obligation to register any of the Option Shares pursuant to the U.S. Securities Act or any other applicable Securities Laws. Any disposition of any Option Shares received pursuant to an Award Agreement shall be subject to compliance with the foregoing rules, requirements and laws, as determined by the Plan Administrator pursuant to Section 13.1 of this Plan.

4.5	Payment of Exercise Price

(a)	Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award Agreement:

(b)	the Exercise Notice must be accompanied by payment of the Exercise Price. The Exercise Price must be fully paid by certified cheque, wire transfer, bank draft or money order payable to the Corporation or by such other means as may be specified from time to time by the Plan Administrator, which may include (i) through an arrangement with a broker approved by the Corporation (or through an arrangement directly with the Corporation) whereby payment of the Exercise Price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option, through the Cashless Exercise process set out in Subsection 4.5(c), or (ii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Securities Laws, or any combination of the foregoing methods of payment.

(c)	a Participant may, in lieu of exercising an Option pursuant to an Exercise Notice, elect to surrender such Option to the Corporation (a “Cashless Exercise”) in consideration for an amount from the Corporation equal to (i) the Market Price of the Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate Exercise Price of the Option (or portion thereof) surrendered relating to such Shares (the “In-the-Money Amount”), by written notice to the Corporation indicating the number of Options such Participant wishes to exercise using Cashless Exercise, and such other information that the Corporation may require. Subject to Section 8.3, the Corporation shall satisfy payment of the In-the-Money Amount by delivering to the Participant such number of Shares (rounded down to the nearest whole number) having a fair market value equal to the In-the-Money Amount. Any Options surrendered in connection with a Cashless Exercise will not be added back to the number of Shares reserved for issuance under this Plan. No Shares will be issued or transferred until full payment therefor has been received by the Corporation.

(d)	if a Participant surrenders Options through a Cashless Exercise pursuant to Subsection 4.5(c), to the extent that such Participant would be entitled to a deduction under paragraph 110(1)(d) of the Income Tax Act (Canada) (the “Tax Act”) in respect of such surrender if the election described in subsection 110(1.1) of the Tax Act were made and filed (and the other procedures described therein were undertaken) on a timely basis after such surrender, the Corporation will cause such election to be so made and filed (and such other procedures to be so undertaken).

Article 5

RESTRICTED SHARE UNITS

5.1	Granting of RSUs

(a)	The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any Participant in respect of a bonus or similar payment in respect of services rendered by the applicable Participant in a taxation year (the “RSU Service Year”). The terms and conditions of each RSU grant may be evidenced by an Award Agreement, provided that with respect to a U.S. Taxpayer the terms comply with Section 409A of the Code to the extent it is applicable. Each RSU will consist of a right to receive a Share, cash payment, or a combination thereof (as provided in Subsection 5.4(a)), upon the settlement of such RSU.

(b)	The number of RSUs granted at any particular time pursuant to this Article 5 will be calculated by dividing (i) the amount of any bonus or similar payment that is to be paid in RSUs, as determined by the Plan Administrator, by (ii) the greater of (A) the Market Price of a Share on the Date of Grant; and (B) such amount as determined by the Plan Administrator in its sole discretion.

5.2	RSU Account

All RSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant.

5.3	Vesting of RSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs, provided that, with respect to a U.S. Taxpayer, the terms comply with Section 409A of the Code to the extent it is applicable.

5.4	Settlement of RSUs

(a)	The Plan Administrator shall have the sole authority to determine the settlement terms applicable to the grant of RSUs, provided that, with respect to a U.S. Taxpayer, the terms comply with Section 409A of the Code to the extent it is applicable. Subject to Subsection 11.6(d) below and except as otherwise provided in an Award Agreement, on the settlement date for any RSU, the Participant shall redeem each vested RSU for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct,

(ii)	one fully paid and non-assessable Share purchased on the Participant’s behalf on the open market and delivered to the Participant or as the Participant may direct,

(iii)	a cash payment, or

(iv)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above, in each case as determined by the Plan Administrator in its discretion.

(b)	Any cash payments made under this Section 5.4 by the Corporation to a Participant in respect of RSUs to be redeemed for cash shall be calculated by multiplying the number of RSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested RSUs may be made through the Corporation’s payroll for the pay period that the settlement date falls within.

(d)	With respect to any Participant who is not a U.S. Taxpayer, notwithstanding any other terms of this Plan but subject to Subsection 11.6(e) below and except as otherwise provided in an Award Agreement, no settlement date for any RSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any RSU under this Section 5.4 any later than the final Business Day of the third calendar year following the applicable RSU Service Year.

(e)	No RSU holder who is resident in the U.S. may settle RSUs for Shares unless the Shares issuable upon settlement of the R SUs are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act and any other applicable U.S. Securities Laws. Notwithstanding the foregoing, the Corporation shall be under no obligation to register any of the Shares pursuant to the U.S. Securities Act or any other applicable Securities Laws. Any disposition of any Shares received pursuant to an Award shall be subject to compliance with the foregoing rules, requirements and laws, as determined by the Plan Administrator pursuant to Section 13.1 of this Plan.

Article 6

PERFORMANCE SHARE UNITS

6.1	Granting of PSUs

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant PSUs to any Participant in respect of a bonus or similar payment in respect of services rendered by the applicable Participant in a taxation year (the “PSU Service Year”). The terms and conditions of each PSU grant shall be evidenced by an Award Agreement, provided that with respect to a U.S. Taxpayer the terms comply with Section 409A of the Code to the extent it is applicable. Each PSU will consist of a right to receive a Share, cash payment, or a combination thereof (as provided in Subsection 6.6(a)), upon the achievement of such Performance Goals during such performance periods as the Plan Administrator shall establish.

6.2	Terms of PSUs

The Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the effect of a termination of a Participant’s employment and the amount of any payment or transfer to be made pursuant to any PSU will be determined by the Plan Administrator and by the other terms and conditions of any PSU, all as set forth in the applicable Award Agreement.

6.3	Performance Goals

The Plan Administrator will issue Performance Goals prior to the Date of Grant to which such Performance Goals pertain. The Performance Goals may be based upon the achievement of corporate, divisional or individual goals, and may be applied to performance relative to an index or comparator group, or on any other basis determined by the Plan Administrator. The Plan Administrator may modify the Performance Goals as necessary to align them with the Corporation’s corporate objectives, subject to any limitations set forth in an Award Agreement oran employment or other agreement with a Participant. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur), all as set forth in the applicable Award Agreement.

6.4	PSU Account

All PSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant.

6.5	Vesting of PSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of PSUs.

6.6	Settlement of PSUs

(a)	The Plan Administrator shall have the authority to determine the settlement terms applicable to the grant of PSUs, provided that with respect to a U.S. Taxpayer the terms comply with Section 409A of the Code to the extent it is applicable. Subject to Subsection 11.6(d) below and except as otherwise provided in an Award Agreement, on the settlement date for any PSU, the Participant shall redeem each vested PSU for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct,

(ii)	one fully paid and non-assessable Share purchased on the Participant’s behalf on the open market and delivered to the Participant or as the Participant may direct,

(iii)	a cash payment, or

(iv)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above,

in each case as determined by the Plan Administrator in its discretion.

(b)	Any cash payments made under this Section 6.6 by the Corporation to a Participant in respect of PSUs to be redeemed for cash shall be calculated by multiplying the number of PSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested PSUs may be made through the Corporation’s payroll for the pay period that the settlement date falls within.

(d)	With respect to any Participant who is not a U.S. Taxpayer, notwithstanding any other terms of this Plan but subject to Subsection 11.6(d) below and except as otherwise provided in an Award Agreement, no settlement date for any PSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any PSU, under this Section 6.6 any later than the final Business Day of the third calendar year following the applicable PSU Service Year.

(e)	No PSU holder who is resident in the U.S. may settle PSUs for Shares unless the Shares issuable upon settlement of the PSUs are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act and any other applicable U.S. Securities Laws. Notwithstanding the foregoing, the Corporation shall be under no obligation to register any of the Shares pursuant to the U.S. Securities Act or any other applicable Securities Laws. Any disposition of any Shares received pursuant to an Award shall be subject to compliance with the foregoing rules, requirements and laws, as determined by the Plan Administrator pursuant to Section 13.1 of this Plan.

Article 7

DEFERRED SHARE UNITS

7.1	Granting of DSUs

(a)	The Board may fix from time to time a portion of the Director Fees that is to be payable in the form of DSUs. In addition, each Electing Person is given, subject to the conditions stated herein, the right to elect in accordance with Section 7.1(b) to participate in the grant of additional DSUs pursuant to this Article 7. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 7 shall receive their Elected Amount in the form of DSUs. The “Elected Amount” shall be an amount, as elected by the Director, in accordance with applicable tax law, between 0% and 100% of any Director Fees that would otherwise be paid in cash (the “Cash Fees”).

(b)	Each Electing Person who elects to receive their Elected Amount in the form of DSUs will be required to file a notice of election in the form of Schedule A hereto (the “Election Notice”) with the Chief Financial Officer of the Corporation: (i) in the case of an existing Electing Person, by June 30th in the year prior to the year to which such election is to apply (other than for Director Fees payable for the 2023 financial year, in which case any Electing Person who is not a U.S. Taxpayer as of the date of this Plan shall file the Election Notice by the date that is 30 days from the Effective Date with respect to compensation paid for services to be performed after such date); and (ii) in the case of a newly appointed Electing Person who is not a U.S. Taxpayer, within 30 days of such appointment with respect to compensation paid for services to be performed after such date. In the case of an existing Electing Person who is a U.S. Taxpayer as of the Effective Date of this Plan, an initial Election Notice may be filed by the date that is 30 days from the Effective Date only with respect to compensation paid for services to be performed after the Election Date; and, in the case of a newly appointed Electing Person who is a U.S. Taxpayer, an Election Notice may be filed within 30 days of such appointment only with respect to compensation paid for services to be performed after the Election Date. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of their Cash Fees in cash.

(c)	Subject to Subsection 7.1(d), the election of an Electing Person under Subsection 7.1(b) shall be deemed to apply to all Cash Fees paid subsequent to the filing of the Election Notice, and such Electing Person is not required to file another Election Notice for subsequent calendar years

(d)	Each Electing Person who is not a U.S. Taxpayer is entitled once per calendar year to terminate their election to receive DSUs by filing with the Chief Financial Officer of the Corporation a termination notice in the form of Schedule B hereto. Such termination shall be effective immediately upon receipt of such notice, provided that the Corporation has not imposed a Blackout Period. Thereafter, any portion of such Electing Person’s Cash Fees payable or paid in the same calendar year and, subject to complying with Subsection 7.1(b), all subsequent calendar years shall be paid in cash. For greater certainty, to the extent an Electing Person terminates their participation in the grant of DSUs pursuant to this Article 7, he or she shall not be entitled to elect to receive the Elected Amount, or any other amount of their Cash Fees in DSUs again until the calendar year following theyear in which the termination notice is delivered. An election by a U.S. Taxpayer to receive the Elected Amount in DSUs for any calendar year is irrevocable for that calendar year after the expiration of the election period for that year and any termination of the election will not take effect until the first day of the calendar year following the calendar year in which the termination notice in the form of Schedule C hereto is delivered.

(e)	Any DSUs granted pursuant to this Article 7 prior to the delivery of a termination notice pursuant to Subsection 7.1(d) shall remain in the Plan following such termination and will be redeemable only in accordance with the terms of the Plan.

(f)	The number of DSUs granted at any particular time pursuant to this Article 7 will be calculated by dividing (i) the amount of any bonus or similar payment that are to be paid as DSUs, as determined by the Plan Administrator, or Director Fees that are to be paid in DSUs (including any Elected Amount), by (ii) the Market Price of a Share on the Date of Grant.

(g)	In addition to the foregoing, the Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant DSUs to any Participant.

7.2	DSU Account

All DSUs received by a Participant (which, for greater certainty includes Electing Persons) shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant. The terms and conditions of each DSU grant shall be evidenced by an Award Agreement.

7.3	Vesting of DSUs

Except as otherwise determined by the Plan Administrator, DSUs shall vest immediately upon grant.

7.4	Settlement of DSUs

(a)	DSUs shall be settled on the date established in the Award Agreement; provided, however that if there is no Award Agreement or the Award Agreement does not establish a date for the settlement of the DSUs, then: (A) for a Participant who is not a U.S. Taxpayer, the settlement date shall be the date determined by the Participant, but in all cases by the end of the year in which such Participant’s separation from service occurs; and (B) for a Participant who is a U.S. Taxpayer, the settlement date shall be the date of the Participant’s “separation from service” under Section 409A of the Code, subject to Subsection 11.6(d). On the settlement date for any DSU, the Participant shall redeem each vested DSU for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct;

(ii)	one fully paid and non-assessable Share purchased on the Participant’s behalf on the open market and delivered to the Participant or as the Participant may direct,

(iii)	at the election of the Participant and subject to the approval of the Plan Administrator, a cash payment.

(b)	Any cash payments made under this Section 7.4 by the Corporation to a Participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested DSUs may be made through the Corporation’s payroll or in such other manner as determined by the Corporation.

(d)	No DSU holder who is resident in the U.S. may settle DSUs for Shares unless the Shares issuable upon settlement of the DSUs are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act and any other applicable Securities Laws in the United States. Notwithstanding the foregoing, the Corporation shall be under no obligation to register any of the Shares pursuant to the U.S. Securities Act or any other federal or state Securities Laws. Any disposition of any Shares received pursuant to an Award shall be subject to compliance with the foregoing rules, requirements and laws, as determined by the Plan Administrator pursuant to Section 13.1 of this Plan.

Article 8

ADDITIONAL AWARD TERMS

8.1	Dividend Equivalents

(a)	Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, an Award of RSUs, PSUs and DSUs shall include the right for such RSUs, PSUs and DSUs to be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs, PSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first Business Day immediately following the dividend record date, with fractions computed to three (3) decimal places. Dividend equivalents credited to a Participant’saccount shall vest in proportion to the RSUs, PSUs and DSUs to which they relate,and shall be settled in accordance with Sections 5.4, 6.6, and 7.4 respectively.

(b)	The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

(c)	An Option granted to a U.S. Taxpayer may not be granted with any rights to dividend equivalents.

8.2	Blackout Period

If an Award expires during, or within five (5) Business Days after, a Blackout Period, then, notwithstanding any other provision of this Plan, unless the delayed expiration would result in tax consequences, the Award shall expire ten (10) Business Days after the Blackout Period is lifted by the Corporation. The expiry period shall be automatically extended by the Corporation.

8.3	Withholding Taxes

Notwithstanding any other terms of this Plan, the granting, vesting or settlement of each Award under this Plan is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Corporation the minimum amount as the Corporation or a subsidiary of the Corporation is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or a subsidiary of the Corporation, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Corporation or any Affiliate may (a) withhold such amount from any remuneration or other amount payable by the Corporation or any Affiliate to the Participant, (b) require the sale, on behalf of the applicable Participant, of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Corporation of the net proceeds from such sale sufficient to satisfy such amount, or (c) enter into any other suitable arrangements for the receipt of such amount.

8.4	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Corporation or the relevant subsidiary of the Corporation, or as set out in the Participant’s employment agreement, Award Agreement or other written agreement, or as otherwise required by law or the rules of the Exchange. The Plan Administrator may at any time waive the application of this Section 8.4 to any Participant or category of Participants.

Article 9

TERMINATION OF EMPLOYMENT OR SERVICES

9.1	Termination of Employee, Consultant or Director

Subject to Section 9.2, unless otherwise determined by the Plan Administrator or as set forth in an employment agreement, Award Agreement or other written agreement:

(a)	where a Participant’s employment, consulting or other agreement or arrangement is terminated or the Participant ceases to hold office or their position, as applicable, by reason of voluntary resignation by the Participant, termination by the Corporation or a subsidiary of the Corporation (whether such termination occurs for or without Cause, with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), then, subject to applicable law that cannot be waived by the Participant:

(i)	each Award held by the Participant that has not vested as of the Termination Date is immediately forfeited and cancelled as of the Termination Date;

(ii)	each Award that is not an Option and that has vested will be settled in accordance with the terms of this Plan and the applicable agreement; and

(iii)	each Option held by a Participant that has vested may be exercised by the Participant at any time during the period that terminates on the earlier of: (A) the Expiry Date of such Award, and (B) the date that is 90 days after the Termination Date, provided that any Options subject to Section 409A of the Code awarded to U.S. Taxpayers shall be exercised within the same calendar year as the Participant’s “separation from service”. Any Option that has not been exercised at the end of such period being immediately forfeited and cancelled;

(b)	where a Participant’s employment, consulting or other agreement or arrangement is terminated by reason of the death of the Participant, then each Award held by the Participant that has not vested as of the date of the death of such Participant but is scheduled to vest within the next year shall vest on such date and any such Award that is an Option may be exercised by the executor, administrator or other legal representative of the Participant’s estate at any time during the period that terminates on the earlier of: (i) the Expiry Date of such Award, and (ii) the first anniversary of the date of the death of such Participant, provided that any Options that are subject to Section 409A of the Code awarded to U.S. Taxpayers shall be exercised within the same calendar year as the Participant’s death. Any Option that has not been exercised at the end of such period being immediately forfeited and cancelled. All other unvested Awards shall be immediately forfeited and cancelled;

(c)	where a Participant becomes Disabled, then each Award held by the Participant that has not vested as of the date of the Disability of such Participant and is scheduled to vest within the next year shall vest on such date and any such Award that is an Option may be exercised by a Participant at any time until the Expiry Date of such Award, provided that any Options that are subject to Section 409A of the Code awarded to U.S. Taxpayers shall be exercised within the same calendar year as the Participant’s “separation from service”. Any Award that remains unexercised shall be immediately forfeited upon the termination of such period. All other unvested Awards shall be immediately forfeited and cancelled;

(d)	a Participant’s eligibility to receive further grants of Awards under this Plan ceases as of the earliest of the following:

(i)	the Termination Date;

(ii)	the date that the Corporation or a subsidiary of the Corporation, as the case may be, provides the Participant with written notification that the Participant’s employment, consulting or other agreement or arrangement is terminated, notwithstanding that such date may be prior to the Termination Date; or

(iii)	the date of the death, Disability or the date notice is given of the resignation of the Participant; and

(e)	notwithstanding Subsection 9.1(a), unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment or consulting agreement or arrangement, or directorship within or among the Corporation or a subsidiary of the Corporation for so long as the Participant continues to be a Director, Employee or Consultant, as applicable, of the Corporation or a subsidiary of the Corporation; provided that this paragraph will not apply to an Award to the extent that its application would result in a violation of Section 409A of the Code.

9.2	Discretion to Permit Acceleration

Notwithstanding the provisions of Section 9.1, the Plan Administrator may, in its discretion, at any time prior to, or following the events contemplated in such Section, or in an employment agreement, Award Agreement or other written agreement between the Corporation or a subsidiary of the Corporation and the Participant, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator; provided that this paragraph will not apply to an Award to the extent that its application would result in a violation of Section 409A of the Code.

Article 10

EVENTS AFFECTING THE CORPORATION

10.1	General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 10 would have an adverse effect on this Plan or on any Award granted hereunder.

10.2	Change in Control

Except as may be set forth in an employment agreement, Award Agreement or other written agreement between the Corporation or a subsidiary of the Corporation and the Participant:

(a)	Notwithstanding anything else in this Plan or any Award Agreement, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable (except where the existence or application of such discretion with respect to an Award subject to Section 409A of the Code would result in a violation of Section 409A of the Code, in which event the Plan Administrator will not have such discretion with respect to such Award), including to cause (i) the conversion or exchange of any outstanding Awards into or for rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control; (ii) outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such Change in Control transaction, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control transaction; (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Plan Administrator determines in good faith that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Corporation without payment); (iv) the replacement of such Award with other rights or property selected by the Board of Directors in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Subsection 10.2(a), the Plan Administrator will not be required to treat all Awards similarly in the transaction. Notwithstanding the foregoing, in the case of Options held by a Canadian Taxpayer, the Plan Administrator may not cause the Canadian Taxpayer to receive (pursuant to this Subsection 10.2(a)) any property in connection with a Change in Control unless the conditions for the application of subsection 7(1.4) of the Tax Act would be satisfied.

(b)	Notwithstanding Section 9.1, and except as otherwise provided in a written employment or other agreement between the Corporation or a subsidiary of the Corporation and a Participant, if, within 12 months following the completion of a transaction resulting in a Change in Control, a Participant’s employment, consultancy or directorship is terminated by the Corporation or a subsidiary of theCorporation without Cause:

(i)	any unvested Awards held by the Participant that have not been exercised, settled or surrendered as of the Termination Date shall immediately vest;

(ii)	any vested Award that is not an Option will be settled in accordance with the terms of this Plan and the applicable agreement; and

(iii)	any vested Award that is an Option may be exercised by such Participant at any time during the period that terminates on the earlier of: (A) the Expiry Date of such Award; and (B) the date that is 90 days after the Termination Date, provided that any Options subject to Section 409A of the Code awarded to U.S. Taxpayers shall be exercised within the same calendar year as the Participant’s “separation from service”, with any Option that has not been exercised at the end of such period being immediately forfeitedand cancelled.

(c)	Notwithstanding Subsection 10.2(a) and unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on an Exchange, then the Corporation may terminate all of the Awards, other than an Option held by a Participant that is a resident of Canada for the purposes of theTax Act, granted under this Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such Participant as determined by the Plan Administrator, acting reasonably, provided that this paragraph will not apply to an Award to the extent that its application would result in a violation of Section 409A of the Code.

(d)	It is intended that any actions taken under this Section 10.2 will comply with the requirements of Section 409A of the Code with respect to Awards granted to U.S. Taxpayers.

10.3	Reorganization of Corporation’s Capital

Should the Corporation effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

10.4	Other Events Affecting the Corporation

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Corporation and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

10.5	Immediate Acceleration of Awards

In taking any of the steps provided in Sections 10.3 and 10.4, the Plan Administrator will not be required to treat all Awards similarly and where the Plan Administrator determines that the steps provided in Sections

10.3 and 10.4 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may, but is not required to, permit the immediate vesting of any unvested Awards.

10.6	Issue by Corporation of Additional Shares

Except as expressly provided in this Article 10, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

10.7	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 10 or a dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

Article 11

U.S. TAXPAYERS

11.1	Provisions for U.S. Taxpayers

Options granted under this Plan to U.S. Taxpayers may be non-qualified stock options or incentive stock options qualifying under Section 422 of the Code (“ISOs”). An ISO may be granted only to an “employee” (determined in accordance with Section 422 of the Code), including a director or officer who is also an employee, of the Corporation or any “subsidiary corporation,” as defined in accordance with Section 424(f) of the Code. Each Option shall be designated in the Award Agreement as either an ISO or a non-qualified stock option. The Corporation shall not be liable to any Participant or to any other Person if it is determined that an Option intended to be an ISO does not qualify as an ISO. Nonqualified stock options will be granted to a U.S. Taxpayer only if (i) such U.S. Taxpayer performs services for the Corporation or any corporation or other entity in which the Corporation has a direct or indirect controlling interest or otherwise has a significant ownership interest, as determined under Section 409A of the Code, such that the Option will constitute an option to acquire “service recipient stock” within the meaning of Section 409A of the Code, or

(ii) such option otherwise is exempt from Section 409A of the Code.

11.2	ISOs

(a)	Subject to any limitations in Section 3.6, the aggregate number of Shares reserved for issuance inrespect of granted ISOs shall not exceed 2,200,000 Shares, and the terms and conditions of any ISOs granted to a U.S. Taxpayer on the Date of Grant hereunder, including the eligible recipients of ISOs, shall be subject to the provisions of Section 422 of the Code, and the terms, conditions, limitations and administrative procedures established by the Plan Administrator from time to time in accordance with this Plan. At the discretion of the Plan Administrator, ISOs may be granted to any employee of the Corporation, or of a “parent corporation” or “subsidiary corporation”, as such terms are defined in Sections 424(e) and (f) of the Code.

(b)	To the extent that an ISO is not exercised on or prior to the date that is three (3) months following the date on which the Participant ceases to be employed by the Corporation (or by any “subsidiary corporation”), such Option will no longer qualify as an ISO. Notwithstanding the foregoing, if a Participant’s termination of employment is due to permanent disability (as defined below), to the extent that an ISO is not exercised on or prior to the date that is one year following the date on which the Participant ceases to be employed by the Corporation (or by any “subsidiary corporation”), such Option will no longer qualify as an ISO. For greater certainty, the limitations in this paragraph govern the tax treatment of an outstanding Option and whether it will continue to qualify as an ISO. Nothing in this paragraph shall have the effect of shortening or extending the period during which an Option otherwise may be exercised pursuant to its terms (including pursuant to Section 9.1(a)). For purposes of this paragraph, the term “permanent disability” has the meaning assigned to that term in section 22(e)(3) of the Code.

(c)	An ISO granted to a U.S. Taxpayer may be exercised during such U.S. Taxpayer’s lifetime only by such U.S. Taxpayer. An ISO granted to a U.S. Taxpayer may not be transferred, assigned or pledged by such U.S. Taxpayer, except by will or by the laws of descent and distribution.

(d)	No ISO may be granted under this Plan on or after the date that is ten years from the earlier of the date that this Plan is adopted by the Board or the date that this Plan is approved by the shareholders of the Corporation.

11.3	ISO Grants to 10% Shareholders

Notwithstanding anything to the contrary in this Plan, if an ISO is granted to a person who, on the Date of Grant, owns (taking into account the applicable constructive ownership rules under the Code) shares representing more than 10% of the voting power of all classes of shares of the Corporation or of a “parent corporation” or “subsidiary corporation”, as such terms are defined in Section 424(e) and (f) of the Code, on the Date of Grant, the term of the Option shall not exceed five (5) years from the time of grant of such Option and the Exercise Price shall be at least 110% of the Market Price of the Shares subject to the Option.

11.4	$100,000 Per Year Limitation for ISOs

To the extent the aggregate Market Price as at the Date of Grant of the Shares for which ISOs are exercisable for the first time by any person during any calendar year (under all plans of the Corporation) exceeds US$100,000, such excess ISOs shall be treated as non-qualified stock options. In reducing the number of Options treated as ISOs to meet the US$100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the US$100,000 limit, the Corporation may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an ISO.

11.5	Disqualifying Dispositions

Each person awarded an ISO under this Plan shall notify the Corporation in writing immediately after the date he or she makes a disposition or transfer of any Shares acquired pursuant to the exercise of such ISO if such disposition or transfer is made (a) within two (2) years from the Date of Grant or (b) within one year after the date such person acquired the Shares. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the person in such disposition or other transfer. The Corporation may, if determined by the Plan Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exerciseof an ISO as agent for the applicable person until the end of the later of the periods described in (a) or (b) above, subject to complying with any instructions from such person as to the sale of such Shares.

11.6	Section 409A of the Code

(a)	This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. Any reference in this Plan to Section 409A of the Code also include any regulation promulgated thereunder or any other formal guidance issued by the Internal Revenue Service with respect to Section 409A of the Code. Each Award shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of Section 409A of the Code or (B) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (III) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code. In no event will the Corporation or any of its subsidiaries or Affiliates be liable for any tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)	All terms of the Plan that are undefined or ambiguous must be interpreted in a manner that complies with Section 409A of the Code if necessary to comply with Section 409A of the Code, and in all events, to the extent reasonably practicable, to avoid a violation of Section 409A of the Code.

(c)	The Plan Administrator, in its discretion, may permit the acceleration of the time or schedule of payment of a U.S. Taxpayer’s vested Awards in the Plan under circumstances that constitute permissible acceleration events under Section 409A of the Code.

(d)	Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid, without interest, as soon practicable (and in no event more than 30 days) following such six (6) month anniversary of such separation from service.

(e)	A U.S. Taxpayer may only be granted an Option to the extent that the Shares underlying the Option qualify as “service recipient stock” (as defined under Section 409A of the Code) with respect to such U.S. Taxpayer.

(f)	Any adjustment to or amendment of an outstanding Award granted to a U.S. Taxpayer (including, but not limited to, adjustments contemplated under Sections 10.3, 10.4, and 10.5) will be made, if at all, so as to comply with, and not create any adverse tax consequences under, Section 409A of the Code.

11.7	Section 83(b) Election

If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Shares subject to vesting or other forfeiture conditions, the Participant shall be required to promptly file a copy of such election with the Corporation.

11.8	Application of Article 11 to U.S. Taxpayers

For greater certainty, the provisions of this Article 11 shall only apply to U.S. Taxpayers.

Article 12

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

12.1	Amendment, Suspension, or Termination of the Plan

The Plan Administrator may from time to time, without notice and without approval of the holders of voting securities of the Corporation, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion, determines appropriate; provided, however, that:

(a)	no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable Securities Laws or Exchange requirements; and

(b)	any amendment that would cause an Award held by a U.S. Taxpayer to be subject to the additional tax penalty under Section 409A(1)(b)(i)(II) of the Code shall be null and void ab initio with respect to the U.S. Taxpayer unless the consent of the U.S. Taxpayer is obtained.

12.2	Shareholder Approval

Notwithstanding Section 12.1 and subject to any rules of the Exchange, approval of the holders of Shares shall be required for any amendment, modification or change that:

(a)	increases the number of Shares reserved for issuance under the Plan, except pursuant to the provisions under Article 10 which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

(b)	increases or removes the 10% limits on Shares issuable or issued to Insiders as set forth in Subsection 3.7(a);

(c)	reduces the exercise price of an Option Award (for this purpose, a cancellation or termination of an Option Award of a Participant prior to its Expiry Date for the purpose of reissuing an Option Award to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Option Award) except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

(d)	extends the term of an Option Award beyond the original Expiry Date (except where an Expiry Date would have fallen within a blackout period applicable to the Participant or within five (5) Business Days following the expiry of such a blackout period);

(e)	permits an Option Award to be exercisable beyond 10 years from its Date of Grant (except where an Expiry Date would have fallen within a blackout period of the Corporation);

(f)	increases or removes the limits on the participation of Directors;

(g)	permits Awards to be transferred to a Person;

(h)	changes the eligible participants of the Plan; or

(i)	deletes or reduces the range of amendments which require approval of shareholders under this Section 12.2.

12.3	Permitted Amendments

Without limiting the generality of Section 12.1 but subject to Section 12.2, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(a)	making any amendments to the general vesting provisions of each Award;

(b)	making any amendments to the provisions set out in Article 9;

(c)	making any amendments to add covenants of the Corporation for the protection of Participants, as the case may be, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;

(d)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Directors; or

(e)	making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

Notwithstanding anything to the contrary in this Article 12, any amendment to the Plan requires approval and pre-clearance by the TSX.

Article 13

MISCELLANEOUS

13.1	Legal Requirements and Other Considerations

The Corporation is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency, including, without limitation, the U.S. Securities Act, the U.S. Exchange Act or the requirements of any Exchange upon which the Shares may then be listed. The Plan Administrator may require each Person acquiring Shares (or any other securities) to represent to and agree with the Corporation in writing that such Person is acquiring the Shares (or any other securities) without a view to distribution thereof. The certificates for such Shares (or other securities) may include any legend that the Plan Administrator deems appropriate to reflect any restrictions on transfer which the Plan Administrator determines, in its discretion, arise under the U.S. Securities Act, any other applicable Securities Laws or are otherwise applicable. All certificates for any Shares (or any other securities) delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules, regulations, and other requirements promulgated by the SEC, any Exchange upon which the Shares may then be listed, and any applicable Securities Laws, and the Plan Administrator may cause a legend (or legends) to be placed on any such certificates to make appropriate reference to such restrictions, in its discretion.

13.2	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. Except if and as required by applicable employment standards legislation, no Participant will be entitled to any damages or other compensation for any Award that does not vest due to termination of the Participant’s employment with the Company or any Affiliate of the Company for any reason.

13.3	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an Employee, Consultant or Director. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

13.4	Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

13.5	Conflict

In the event that an Award is granted or a Award Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan. In the event of conflicting provisions contained within any applicable Award Agreement, the Plan Administrator shall have sole discretion to determine the prevailing provision and interpretation thereof.

13.6	Anti-Hedging Policy

By accepting an Award each Participant acknowledges that he or she is restricted from purchasingfinancial instruments such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of Awards.

13.7	Participant Information

Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

13.8	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

13.9	International Participants

With respect to Participants who reside or work outside Canada and the U.S., the Plan Administrator may, in its discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

13.10	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and its subsidiaries.

13.11	General Restrictions on Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.

13.12	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

13.13	Notices

All written notices to be given by a Participant to the Corporation shall be delivered personally, by e-mail or by mail, postage prepaid, addressed as follows:

Sangoma Technologies Corporation

100 Renfrew Drive, Suite 100

Toronto, Ontario,

L3R 9R6 Canada

Attention: General Counsel

All notices to a Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Corporation is not binding on the recipient thereof until received.

13.14	Electronic Delivery

The Corporation or the Board may from time to time establish procedures for (i) the electronic delivery of any documents that the Corporation may elect to deliver (including, but not limited to, plan documents, award notices and agreements, and all other forms of communications) in connection with any award made under the Plan, (ii) the receipt of electronic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures shall satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

13.15	Effective Date

This Plan becomes effective on a date to be determined by the Plan Administrator, subject to the approval of the shareholders of the Corporation.

13.16	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without any reference to conflicts of law rules.

13.17	Submission to Jurisdiction

The Corporation and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to the Plan, including, without limitation, with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.

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Schedule A

ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Pursuant to the Plan, I hereby elect to participate in the grant of DSUs pursuant to Article 7 of the Plan and to receive         % of my Cash Fees in the form of DSUs.

I confirm that:

(a)	I have received and reviewed a copy of the terms of the Plan and agreed to be bound by them.

(b)	I recognize that when DSUs credited pursuant to this election are redeemed in accordance with the terms of the Plan, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time. To the extent I am a U.S. taxpayer, I recognize that employment tax (e.g., FICA) withholdings may arise at the time the DSUs are no longer subject to a substantial risk of forfeiture, even if those DSUs have not yet been settled, and that in such event the Corporation will make all appropriate withholdings as required by law at that time.

(c)	The value of DSUs is based on the value of the Shares of the Corporation and therefore is not guaranteed.

(d)	To the extent I am a U.S. taxpayer, I understand that this election is irrevocable for any calendar year to which it applies, to the extent that the election period for such year has expired, and that any revocation or termination of this election after the expiration of the election period will not take effect until the first day of the calendar year following the year in which I file the revocation or termination notice with the Corporation.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan’s text.

Date:

(Name of Participant)

(Signature of Participant)

1

Schedule B

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Schedule A to the Plan, I hereby elect that no portion of the Cash Fees accrued after the date hereof shall be paid in DSUs in accordance with Article 7 of the Plan.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date:

(Name of Participant)

(Signature of Participant)

Note:    An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

1

Schedule C

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS (U.S. TAXPAYERS)

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Schedule A to the Plan, I hereby elect that no portion of the Cash Fees accrued after the effective date of this termination notice shall be paid in DSUs in accordance with Article 7 of the Plan.

I understand that this election to terminate receipt of additional DSUs will not take effect until the first day of the calendar year following the year in which I file this termination notice with the Corporation.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date:

(Name of Participant)

(Signature of Participant)

Note:    An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

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